Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE
Arcosa, Inc. Announces Completion of ACG Materials Acquisition, Initiation of Quarterly Dividend, and Establishment of Share Repurchase Authorization

–	ACG Materials Acquisition Adds Specialty Materials and Aggregates Platforms Serving Attractive Infrastructure Markets

–	Dividend and Share Repurchase Authorization Add Key Elements of Capital Allocation Strategy

DALLAS, Texas - ARCOSA, Inc. - December 6, 2018:
Arcosa, Inc. (NYSE: ACA) (“Arcosa” or the “Company”), a provider of infrastructure-related products and solutions, today announced that it has completed the acquisition of ACG Materials (“ACG”), and that its Board of Directors has approved the initiation of a cash dividend and the establishment of a share repurchase authorization.

On December 5th, Arcosa completed the previously announced acquisition of ACG, a producer of specialty materials and aggregates. The purchase price of approximately $315 million was funded with a combination of cash on-hand and a $180 million borrowing under Arcosa’s $400 million five-year credit facility. Based on ACG’s estimated revenues of $152 million and adjusted EBITDA of $32 million for the trailing twelve month period ended August 31, 2018, this combination is expected to increase the current annualized revenues of Arcosa’s Construction Products segment by approximately 50%, to $450 million, and be slightly accretive to EPS in 2019.

The Company plans to update its fiscal 2019 revenue and EBITDA guidance for the acquisition once it has additional clarity on purchase price accounting.

Today, the Board of Directors declared a quarterly cash dividend of $0.05 per share on the Company’s $0.01 par value common stock, payable on January 31, 2019, to stockholders of record as of January 15, 2019.

In addition to the dividend payment, the Board approved a share repurchase authorization of up to $50 million through December 31, 2020. Shares may be repurchased in the open market or through private transactions at times and amounts determined by the Company based on its evaluation of market conditions and other factors.

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Antonio Carrillo, President and Chief Executive Officer, commented, “We are excited to announce the completion of the ACG Materials acquisition while also putting in place the additional key elements of our growth-oriented capital allocation strategy. Arcosa’s strong liquidity position, together with our considerable free cash flow generation, provides us the flexibility to invest in organic projects and bolt-on acquisitions at ACG Materials and our other businesses, while also enhancing shareholder returns through dividends and share repurchases. We remain focused on improving return on invested capital to create shareholder value.”

About Arcosa
Arcosa, Inc., headquartered in Dallas, Texas, is a provider of infrastructure-related products and solutions with leading positions in construction, energy, and transportation markets. Arcosa reports its financial results in three principal business segments: the Construction Products Group, the Energy Equipment Group, and the Transportation Products Group. For more information, visit www.arcosa.com.

Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Arcosa’s estimates, expectations, beliefs, intentions or strategies for the future. Arcosa uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Arcosa expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, except as required by federal securities laws. Forward-looking statements are based on management’s current views and assumptions and involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to assumptions, risks and uncertainties regarding achievement of the expected benefits of Arcosa’s spin-off from Trinity; tax treatment of the spin-off; failure to successfully integrate the ACG Materials acquisition, or failure to achieve the expected benefits of the acquisition; market conditions and customer demand for Arcosa’s business products and services; the cyclical nature of, and seasonal or weather impact on, the industries in which Arcosa competes; competition and other competitive factors; governmental and regulatory factors; changing technologies; availability of growth opportunities; market recovery; improving margins; and Arcosa’s ability to execute its long-term strategy, and such forward-looking statements are not guarantees of future performance. For further discussion of such risks and uncertainties, see “Information Statement Summary”, “Risk Factors” and “Forward-Looking Statements” in the information statement filed as an exhibit to Arcosa’s Registration Statement on Form 10, as amended.

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CONTACTS

Scott C. Beasley	Gail M. Peck	David Gold
Chief Financial Officer	SVP, Finance & Treasurer	ADVISIRY Partners

T 972.942.6500		T 212.661.2220
InvestorResources@arcosa.com		David.Gold@advisiry.com

TABLE TO FOLLOW

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Reconciliation of Adjusted EBITDA for ACG Materials ("ACG")
(in millions)
(unaudited)

“Adjusted EBITDA” is defined as ACG’s net income plus interest expense, income taxes, depreciation and amortization, and other one-time or non-recurring expenses, including management fees, debt refinancing fees, and non-recurring professional fees. Adjusted EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the Adjusted EBITDA calculation, however, are derived from amounts included in the historical statements of operations data. In addition, Adjusted EBITDA should not be considered as an alternative to net income or operating income as an indicator of ACG’s operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe Adjusted EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization and other expenses, which can vary significantly depending upon many factors.

Adjusted EBITDA for ACG (For the Trailing Twelve Months Ended August 31, 2018)

Net income	$(1.8)
Add:
Interest expense	16.6
Provision for income taxes	(3.9)
Depreciation and amortization expense	15.4
Other adjustments	5.7
Adjusted EBITDA	$32.0

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